Exhibit 99.1
Press Release

Source:  Weststar Financial Services Corporation
Asheville, North Carolina
April 27 , 2005

              WESTSTAR FINANCIAL SERVICES CORPORATION ASSETS UP 11%

     Weststar Financial Services Corporation (OTC:BB "WFSC") reported consolidated assets of $128.9 million -- an 11% increase over March 31, 2004. Asset growth was realized in investments at $22.4 million, which were up 21%, and in loans, which increased 11% over March 31, 2004 to $87.3 million. At March 31, 2005, the Company's allowance for loans represented 1.90% of outstanding loans -- a 30 basis points increase from March 31, 2004. Deposits reflected 11% growth to $108.3 million at March 31, 2005 compared to the previous year. Shareholders' equity increased 3% over March 31, 2004 to $9.7 million at March 31, 2005.

     Consolidated net income totaled $97,525 for the three-month period ended March 31, 2005 compared to $152,189 for comparable period in 2004-- a decrease of 36%. On a per share basis, earnings for the three-month periods of 2005 and 2004 were $.07 vs. $.10 per diluted share -- a decrease of 30%. The decrease in earnings was primarily attributable to overhead incurred from the opening of three mortgage origination locations for Bank of Asheville Mortgage Company, LLC, which opened for business in January 2005, lower fees from overdraft charges, which is activity based, and expenses associated with the liquidation of foreclosed properties.

     Return on assets was .31% compared to .57%, and return on equity was 4.02% compared to 6.53% for the three-month periods ended March 31, 2005 and 2004, respectively.

     G. Gordon Greenwood, President and Chief Executive Officer, stated that the Company was excited about the long-term benefits of Bank of Asheville Mortgage Company, LLC. "In the short time the mortgage company has been open and during what is typically considered the slowest months of the year for mortgage loans, over $4.7 million in mortgage loans were closed; another $3.3 million is in the pipeline and scheduled to close within the next 30 days. Bank of Asheville continues to focus on meeting the credit needs of its communities in Buncombe County and growing its deposit base by providing competitive interest rates with unforgettable customer service." During January, Weststar Financial Service Corporation paid a 6-for-5 stock dividend. This marks the Company's fourth stock dividend/split during the last four years.

     Weststar Financial Services Corporation is the parent company of The Bank of Asheville. Weststar Financial Services Corporation owns 100% interest in Weststar Financial Services Corporation I, a statutory trust, and 50% interest in Bank of Asheville Mortgage Company, LLC, a mortgage broker. The bank operates 4 full-service banking offices in Buncombe County, North Carolina -- Asheville, Candler, Leicester and Arden. Bank of Asheville Mortgage Company, LLC operates three offices -- downtown Asheville, south Asheville, and Hendersonville.


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

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For Further Information, please contact:  Randall C. Hall
                                          Executive Vice President and Secretary
                                          Chief Financial Officer
                                          Phone (828) 232-2904
                                          Fax   (828) 350-3904
                                          e-mail rhall@bankofasheville.com


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

             Weststar Financial Services Corporation and Subsidiary
                              Financial Highlights


                                3/31/2005           3/31/2004        % Change

Assets                        $ 128,862,409      $ 115,684,168         11.39%


Deposits                      $ 108,273,457      $  97,777,443         10.73%


Loans (Gross)                 $  87,317,004      $  78,713,494         10.93%

Allowance for Loan Losses     $  (1,655,160)        (1,255,715)        31.81%

Loans (Net)                   $  85,661,844      $  77,457,779         10.59%


Investments                   $  22,392,349      $  18,492,566         21.09%


Shareholders' Equity          $   9,718,415      $   9,428,598          3.07%

                                              Three Months Ended
                                        3/31/2005            3/31/2004

Net interest income                    $1,195,081           $1,141,677
Provision for loan losses                 240,505              322,800
                                       -------------------------------
Net interest income after
 provision for loan losses                954,576              818,877
                                       -------------------------------
Other income                              363,647              425,697
Other expenses                          1,164,633            1,010,375
                                       -------------------------------
Income before taxes                       153,590              234,199
                                       -------------------------------
Income taxes                               56,065               82,010
                                       -------------------------------
Net income                             $   97,525           $  152,189
                                       ===============================

Earnings per share*:
  Basic                                $     0.07           $     0.11
                                       ===============================
  Diluted                              $     0.07           $     0.10
                                       ===============================

Book value per share*                  $     6.94           $     6.74
                                       ===============================

Average shares outstanding*:
  Basic                                 1,399,577            1,399,266
  Diluted                               1,494,493            1,472,034

Number of shares outstanding*           1,400,266            1,399,266

Ratios:
  Return on Assets                           0.31%                0.57%
  Return on Equity                           4.02%                6.53%
  Capital to Assets                          7.80%                8.76%
  Loan Loss Allowance to
    Loans Outstanding                        1.90%                1.60%

*Share and per share amounts have been adjusted to reflect 6 for 5 stock split effected in a form of a 20% stock dividend paid on 1/31/05.


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